DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                       September 30,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  602,547       $  399,704
PROPERTY                                  3,017,303        3,387,178
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             276,261          313,650
OTHER ASSETS                                 31,604           31,604

TOTAL                                    $3,927,715       $4,132,136

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  653,730       $  612,450

PARTNERS' EQUITY:
     General Partners                       (75,040)         (72,584)
     Limited Partners                     3,349,025        3,592,270

  Total partners' equity                  3,273,985        3,519,686

TOTAL                                    $3,927,715       $4,132,136

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                       September 30,    September 30,
                                           1998             1997
REVENUES:
Rental Income                            $  477,908       $  428,743
Interest                                      2,596            1,799
     Total revenues                         480,504          430,542

EXPENSES:

Operating Expenses                          265,825          247,659
General and administrative                   41,552           37,647
     Total expenses                         307,377          285,306

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             173,127          145,236
EQUITY IN INCOME OF
   REAL ESTATE JOINT VENTURE                 31,688           24,611

NET INCOME                               $  204,815       $  169,847


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  202,767       $  168,149
    General partners                          2,048            1,698

TOTAL                                    $  204,815       $  169,847

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.45       $     7.01


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                      September 30,     September 30,
                                           1998             1997


REVENUES:

Rental Income                          $1,379,910       $1,267,821
Gain on sale of land                       46,974                0
Interest                                    6,655            5,191
Total Revenues                          1,433,539        1,273,012

EXPENSES:
Operating Expenses                        784,288          781,159
General and Administrative                160,283          141,867
Total Expenses                            944,571          923,026

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              488,968          349,986

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       83,512           66,421

NET INCOME                               $572,480         $416,407


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          566,755          412,243
General Partners                            5,725            4,164

TOTAL                                     572,480          416,407

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $23.61           $17.18

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT JANUARY 1, 1997           ($  67,560)     $4,089,606   $4,022,046

NET INCOME                               4,164         412,243      416,407
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1997          ($71,577)     $3,691,849   $3,620,272

EQUITY AT JANUARY 1, 1998             ($72,584)     $3,592,270   $3,519,686

NET INCOME                               5,725         566,755      572,480
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1998          ($75,040)     $3,349,025   $3,273,985


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    September 30,     September 30,
                                        1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 572,480        $416,407

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Gain on sale of land                (46,974)              0
     Distributions in excess
      	of earnings in
       real estate joint venture          37,388          36,779

     Changes in assets and
      	liabilities:

     Increase in liabilities              41,280          50,168

Net cash provided by
  operating activities                   956,024         855,204

CASH FLOWS FROM INVESTING ACTIVITIES -

     Proceeds from sale of land           65,000

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (818,181)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      202,843          37,023

CASH AND CASH EQUIVALENTS:

     At beginning of period              399,704         389,413
     At end of period                  $ 602,547        $426,436


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1998, and for the periods ended September 30, 1998, and 1997 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at September 30, 1998, is as follows:

        Land                                 $  2,287,284
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,381,612
        Less: Accumulated Depreciation        ( 6,364,309)
        Property - Net                       $  3,017,303



3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of the venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 1998, and 1997 is as follows:

                                   1998                    1997
     Revenue                     $536,966                $489,546
     Operating Expenses           258,593                 268,143
     Net Income                  $278,373                $221,403


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.